Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 21, 2013

Thank you, Gail and good morning everyone.

I am pleased with our strong financial results for the fourth quarter and our overall performance during 2012. Last year, we achieved significant revenue and earnings growth. We directed resources toward select markets that have strong demand for our products, specifically the North American oil, gas and chemical industries. During the 4th quarter, we completed the acquisition of three manufacturing facilities from DMI industries and acquired a trench shoring equipment business. These acquisitions increase our manufacturing flexibility and further diversify our portfolio of businesses.

The North American energy renaissance has resulted in strong demand for a number of products that our businesses manufacture. During 2012, our businesses successfully collaborated and leveraged our manufacturing flexibility to pursue opportunities related to these products. Our railcars, barges, and containers are critical to the build-out of the North American energy infrastructure. During the past year, we manufactured railcars that transport frac sand, crude oil and a variety of chemicals and by-products associated with oil and gas exploration and production. Demand for large bulk storage containers for natural gas liquids, chemicals, and fertilizers has also increased. In addition, increased movement of petroleum and chemical products along the inland U.S. river system has created robust demand for tank barges.
As 2013 begins, we are well positioned with long production runs in our manufacturing businesses that serve the oil, gas and chemical markets.

Our goal during periods of strong demand is to direct our company's resources towards building large backlogs of orders. We were very successful at doing this during 2012. We are continuing to direct resources towards this goal. Historically, when we load our manufacturing facilities with long production runs, we are able to generate operating leverage and a variety of operating efficiencies. We expect this trend to continue in 2013. We will expand our manufacturing capacity when there are opportunities to obtain orders for products with sustainable demand levels that provide good returns.

We continue to enjoy strong fundamentals in the railcar leasing business. Our railcar manufacturing and leasing businesses are highly integrated, enhancing our ability to obtain orders. During strong market periods, our Leasing business creates substantial short term and long term value by originating and renewing leases with favorable terms. We are currently experiencing this in respect to railcars that serve select areas of the oil, gas and chemical markets.

The sweet spot of the Leasing business occurs during time periods when market demand for leased railcars is strong and capital market conditions are favorable. The debt markets are providing very attractive financing rates for railcars at this time, as evidenced by the debt financing we closed in December. In the past, we have been very successful raising third-party lease equity capital during strong markets. We have opportunities in this area. I am very pleased with the progress we are making with our TrinityRail operating platform and the opportunities it provides us.

From an overall company point of view, I am pleased with our portfolio of businesses and their ability to collaborate to generate earnings. Our integrated business model is working as intended and our operating business platforms are creating enrichment value through their various interactions. We are investing resources to identify and pursue opportunities to add new businesses to our portfolio that we think will connect well with our existing platforms, help reduce the cyclicality of our earnings, generate stable cash flows, and contribute to our ability to serve our customer's needs. The acquisitions we made in the second half of 2012 are examples that fit our criteria.

As we enter into 2013, we will continue aligning our manufacturing capacity to pursue opportunities in the energy, chemical, transportation and construction industries. The resurgence in North American energy production, combined with the aging of America's infrastructure, creates demand for products that align nicely with our company's portfolio of businesses. Our solid financial performance during 2012 reflects the seasoned capabilities of our employees and the strengths of the markets we are serving. This is an exciting time for our company. I'll now turn it over to Bill.